Exhibit 8.1

300 North LaSalle
Chicago, IL 60654-3406
Tel: 312 728 9000
Fax: 312 728 9199

January 13, 2026

Canadian Imperial Bank of Commerce
81 Bay Street
CIBC Square
Toronto, Ontario M5J 0E7

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of US$700,000,000 aggregate principal amount of its 6.500% Fixed Rate Reset Limited Recourse Capital Notes Series 9 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”), as described in the Prospectus Supplement dated January 6, 2026 (the “Prospectus Supplement”) to the Prospectus dated October 2, 2024 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-282307 (the “Registration Statement”). We hereby confirm to you that the statements that describe provisions of the U.S. Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder, under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement are our opinion and constitute a fair and accurate summary of the material U.S. federal income tax considerations of owning the Notes, subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K incorporated by reference in the Registration Statement, and to the reference to our opinion in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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